Exhibit 10.29

Ingredion Incorporated

Executive Severance Agreement

Agreement, made this 30th day of September, 2015, by and between Ingredion Incorporated, a Delaware corporation (the “Company”), and Martin Sonntag (the “Executive”).

WHEREAS, the Executive is a key employee of the Company or a subsidiary of the Company as defined in Section 1.1(b) hereof (“Subsidiary”), and

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company or a Subsidiary; and

WHEREAS, the Executive is willing to continue to serve the Company and its Subsidiaries taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

Article 1.  Change in Control

1.1                         Benefits shall be provided under Article 3 hereof only in the event there shall have occurred a “Change in Control”, as such term is defined below, and the Executive’s employment by the Company and its Subsidiaries shall thereafter have terminated in accordance with Article 2 below within the period beginning on the date of the “Change in Control” and ending on the second anniversary of the date of the “Change in Control” (the “Protection Period”). If any Protection Period terminates without the Executive’s employment having terminated, any subsequent “Change in Control” shall give rise to a new Protection Period. No benefits shall be paid under Article 3 of this Agreement if the Executive’s employment terminates outside of a Protection Period.

(a) “Change in Control” shall mean:

(1)              The acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1.1(a); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)              Individuals who, as of the beginning of any consecutive two-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)              The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii)  no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 15% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)              The consummation of a plan of complete liquidation or dissolution of the Company.

(b)                           For purposes of this Agreement, the term “Subsidiary” shall mean any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock.

Article 2.  Termination Following Change in Control

2.1                         The Executive shall be entitled to the benefits provided in Article 3 hereof upon any termination of his employment with the Company and its Subsidiaries within a Protection Period, except a termination of employment because of his death, because of a “Disability,” by the Company for “Cause,” or by the Executive other than for “Good Reason.”

(a)                           Disability.  The Executive’s employment shall be deemed to have terminated because of a “Disability” on the date on which the Executive becomes eligible to receive long-term disability benefits under the Company’s Master Welfare and Cafeteria Plan (the “Cafeteria Plan”), or a similar long-term disability plan of a Subsidiary, or a successor to the Cafeteria Plan or to any such similar plan which is applicable to the Executive. If the Executive is not covered for long-term disability benefits by the Cafeteria Plan or a similar or successor long-term disability plan, the Executive shall be deemed to have terminated because of a “Disability” on the date on which he would have become eligible to receive long-term disability benefits if he were covered for long-term disability benefits by the Cafeteria Plan.

(b)                           Cause.  Termination of the Executive’s employment by the Company or a Subsidiary for “Cause” shall mean termination by reason of (A) the Executive’s willful engagement in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the Executive at the expense of the Company or any of its Subsidiaries, or (2) is demonstrably and materially injurious to the financial condition or reputation of the Company or any of its Subsidiaries, (B) the Executive’s willful violation of the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its Subsidiaries and the Executive or (C) the commission by the Executive of a felony. An act or omission shall be deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company and its Subsidiaries.

(c)                            Without Cause.  The Company or a Subsidiary may terminate the employment of the Executive without Cause during a Protection Period only by giving the Executive written notice of termination to that effect. In that event, the Executive’s employment shall terminate on the last day of the month in which such notice is given (or such later date as may be specified in such notice).

(d)                           Good Reason.  Termination of employment by the Executive for “Good Reason” shall mean termination within a Protection Period:

(i)                  If there has occurred a material reduction by the Company or a Subsidiary in the Executive’s base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)               If the Company or a Subsidiary, without the Executive’s written consent, has required the Executive to be relocated anywhere in excess of thirty-five (35) miles from his office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company or a Subsidiary to an extent substantially consistent with the Executive’s business travel obligations immediately before the beginning of the Protection Period;

(iii)            If there has occurred a failure by the Company or a Subsidiary to maintain plans providing benefits substantially the same as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately before the beginning of the Protection Period, or if the Company or a Subsidiary has taken any action which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately before the beginning of the Protection Period, or if the

Company or a Subsidiary has failed to provide the Executive with the number of paid vacation days to which he would be entitled in accordance with the applicable vacation policy of the Company or Subsidiary as in effect immediately before the beginning of the Protection Period; or

(iv)           If the Company or a Subsidiary has reduced in any manner which the Executive reasonably considers important the Executive’s title, job authorities or responsibilities immediately before the beginning of the Protection Period.

The Executive shall exercise his right to terminate his employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure” such that the circumstances constituting such Good Reason are eliminated. The Executive’s employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason.

A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (d) shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

(e)                            Transfers; Sale of Subsidiary.  A transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, or between Subsidiaries (including in each case without limitation a transfer due to merger or other consolidation) shall not be considered a termination of employment for purposes of this Agreement. If the Company’s ownership of a corporation is reduced so as to cause such corporation to cease to be a “Subsidiary” as defined in Section 1.1(b) of this Agreement and the Executive continues in employment with such corporation, the Executive shall not be considered to have terminated employment for purposes of this Agreement and the Executive shall have no right to any benefits pursuant to Article 3 unless (a) a Change in Control occurred prior to such reduction in ownership and (b) the Executive’s employment terminates within the Protection Period beginning on the date of such Change in Control under circumstances that would have entitled the Executive to benefits if such corporation were still a Subsidiary.

Article 3.  Benefits Upon Termination Within Protection Period

3.1                         If, within a Protection Period, the Executive’s employment by the Company or a Subsidiary shall terminate other than because of his death, because of a Disability, by the Company for Cause, or by the Executive other than for Good Reason, if, no later than sixty (60) days after the date the Executive’s employment by the Company or a Subsidiary shall terminate, the Executive signs a general release in a form acceptable to the Company that releases the Company from any and all claims that the Executive may have, and the Executive affirmatively agrees not to violate the provisions of Article 6 (a “General Release”), and such General Release is not revoked by the Executive and becomes effective, the Executive shall be entitled to the benefits provided for below:

(a)                           The Company or a Subsidiary shall pay to the Executive through the date of the Executive’s termination of employment base salary at the rate then in effect, together with salary in lieu of vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company or Subsidiary.

(b)                           The Company or Subsidiary shall also pay to the Executive the amount equal to the target annual bonus established for the Executive under the Company’s Annual Incentive Plan or a similar bonus plan of a Subsidiary (or a successor to any such bonus plan) for the fiscal year in which the Executive’s termination of employment occurs, reduced pro rata for that portion of the fiscal year not completed as of the date of the Executive’s termination of employment.

(c)                            The Company or a Subsidiary shall pay the Executive as a severance payment an amount equal to three (3) times the sum of (A) his highest base salary in effect during any period of twelve (12) consecutive months within the thirty-six (36) months immediately preceding his date of termination of employment; and (B) the target annual bonus established for the Executive under the Company’s Annual Incentive Plan or a similar bonus plan of a Subsidiary (or a successor to any such bonus plan) for the fiscal year in which the Executive’s termination of employment occurs. However, if the Executive is at least sixty-two (62) years of age as of the date of his termination of employment, the Committee shall have the discretion to alternatively provide the Executive a severance payment prorated for the number of full months until the Executive attains age sixty-five (65).

(d)                       All other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company.

The Executive shall be entitled to all payments and benefits provided for by or pursuant to this Section 3.1 whether or not he seeks or obtains other employment, except as otherwise specifically provided in this Section 3.1.

Notwithstanding any other provision of this Agreement, if any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (each a “Payment” and collectively the “Payments”) could constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall reduce the Payments so that the maximum amount of the Payments shall be One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code.

Article 4.  Benefits Upon Termination Outside of Protection Period

4.1                         If, outside of a Protection Period, the Executive’s employment by the Company or a Subsidiary shall be terminated by the Company without Cause, if, no later than sixty (60) days after the date of the Executive’s termination of employment, the Executive signs a General Release, and such General Release is not revoked by the Executive and becomes effective, the Executive shall be entitled to the benefits provided for below:

(a)                           The Company or a Subsidiary shall pay to the Executive through the date of the Executive’s termination of employment base salary at the rate then in effect, together with salary in lieu of vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company or Subsidiary.

(b)                           The Company or Subsidiary shall also pay to the Executive as a severance payment an amount equal to one (1) times his base salary in effect on the date of his date of termination of employment.

Article 5.  Benefits Payment Schedule

5.1                         Payment Schedule. Payments due to the Executive pursuant to Article 3 or Article 4 shall be paid as follows:

(a)                           If the Executive is not a “Specified Employee” (as that term is defined and determined under IRC Section 409A) or if the Executive is a Specified Employee, then only with respect to payments provided in Section 3.1 or 4.1 that are not deferred compensation subject to IRC Section 409A, payments shall be made or commence as soon as administratively practicable, but in no event later than March 15 of the calendar year after the calendar year of the Executive’s date of Separation from Service (as defined under IRC Section 409A) and, with respect to payments that are deferred compensation subject to IRC Section 409A, no later than ninety (90) days after the date of the Executive’s Separation from Service; provided, however, that, in the case of a payment that is deferred compensation, if the ninety (90) day period following the Executive’s Separation from Service during which the payment is to be made or commence overlaps the end of a calendar year, such payment shall be made in the second calendar year; and

(b)                           If the Executive is a Specified Employee, for payments that are deferred compensation subject to IRC Section 409A, payments shall be made or commence on the first day of the seventh month following the Executive’s date of Separation from Service.

All amounts and benefits payable hereunder shall be reduced by any and all required or authorized withholding and deductions.

Notwithstanding the above, the Company’s obligation to pay severance amounts due to the Executive pursuant to Article 3 or Article 4, to the extent not already paid, shall cease immediately and such payments will be forfeited, if the Executive violates any condition described in Sections 6.1, 6.2, 6.3 or 6.4, after his termination of employment. To the extent already paid, should the Executive violate any condition described in Sections 6.1, 6.2, 6.3 or 6.4, after his termination of employment, the severance amounts provided hereunder shall be repaid in their entirety by the Executive to the Company, and all rights to such payments shall be forfeited.

Article 6.  Restrictive Covenants

The Executive acknowledges and agrees that he is agreeing to comply with the restrictive covenants in this Article 6 as a term and condition of, and in consideration for, his promotion to Senior Vice President, Strategy and Global Business Development and the increased compensation and other benefits set forth in his letter agreement dated September 30, 2015.

6.1                         Confidentiality.  The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment), nor use in any manner, either during the Executive’s employment period or after the termination, for any reason, any Protected Information, or cause any such information of the Company or its Subsidiaries to enter the public domain. For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company or its Subsidiaries, and any other information of the Company, including but not limited to, software, records, manuals, books, forms, documents, notes, letters, reports, data, tables, compositions, articles, devices, apparatus, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company, its Subsidiaries and its agents or employees, including the Executive; provided, however that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

6.2                         Nonsolicitation.  During the term of this Agreement and for a period after the Executive’s date of termination of employment equal to (i) thirty-six (36) months if the Executive’s employment by the Company or a Subsidiary is terminated within a Protection Period or (ii) twelve (12) months if the Executive’s employment by the Company or a Subsidiary is terminated outside of a Protection Period, the Executive shall not, directly or indirectly, other than on behalf of the Company or its Subsidiaries:

(A)                               Induce or assist in the inducement of any individual away from the Company’s or any of its Subsidiaries’ employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Company’s or any of its Subsidiaries’ interests with undivided loyalty; or

(B)                               Induce or assist in the inducement of any individual or entity that provides services to the Company or any of its Subsidiaries to reduce any such services provided to, or to terminate their relationship with the Company or any of its Subsidiaries.

6.3                         Noncompetition.  The Executive expressly acknowledges that the Company and its Subsidiaries market and sell products globally, and given the Executive’s substantial experience and expertise in the industry including his significant exposure, access to, and participation in the development of the Company’s and its Subsidiaries’ strategy, marketing, intellectual property and confidential and proprietary information, his business affiliation with any individual or entity that sells or develops products similar to, or that may serve as a substitute for, the Company’s or any of its Subsidiaries’ products, would cause substantial and irreparable harm to the Company’s, and/or its Subsidiaries’ business.  Accordingly, the Executive agrees that during his employment with the Company or any of its Subsidiaries, and for a period after the termination of his employment with the Company and its Subsidiaries equal to (i) thirty-six (36) months if the Executive’s employment by the Company or a Subsidiary is terminated within a Protection Period or (ii) twelve (12) months if the Executive’s employment by the Company or a Subsidiary is terminated outside of a Protection Period, the Executive shall not, directly or indirectly, other than on behalf of the Company or its Subsidiaries, participate or become involved as an owner, partner, member, director, officer, employee, or consultant, or otherwise enter into any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, corn, rice, potato, stevia, strawberry and other agricultural raw materials, oils, sweeteners, starches, concentrates, essences or other products produced by the Company or any of its Subsidiaries or that could be used as a substitute for such products including, but not limited to, Tapioca, Manioc, Yucca or Potato starches; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Meltose syrup, texturants, and Maltodextrin sweeteners; Prebiotics; Omega-3; seed development, emulsifiers, encapsulants, non-synthetic green products, Plant derived calcium and minerals; Inulin fibers; Resins used in adhesives and fragrances; Corn oil; Gluten protein; and Caramel Color, fruit concentrates, fruit purees, fruit essences or formulated fruit products, vegetable concentrates, vegetable purees, vegetable essences or formulated vegetable products, and specifically including but not limited to the following entities that manufacture such or similar products:  ADM, Cargill, Bunge, Roquette, and Tate & Lyle.

6.4                         Ownership.  The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets which arise out of the performance of this Agreement are the property of the Company.  The Executive has been notified by the Company, and understands, that the foregoing provisions of Section 6.4 do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used and which was developed entirely on his own time, unless:  (a) the invention relates (i) to the business of the Company or any of its affiliates or (ii) to the Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by him for the Company or any of its affiliates.

6.5                         Injunctive Relief.   The Executive acknowledges and agrees that the covenants contained in this Article 6 are reasonable in scope and duration, and are necessary to protect the Company’s, and its Subsidiaries’ legitimate business interests.  Without limiting the rights of the Company and/or its Subsidiaries to pursue any other legal and/or equitable remedies available to them for any breach by the Executive of the covenants contained in this Article 6, the Executive acknowledges that a breach of those covenants would cause a loss to the Company and/or its Subsidiaries for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company and/or its Subsidiaries for a breach of those covenants and that, accordingly, the Company and/or its Subsidiaries shall be entitled to seek injunctive relief to prevent any breach or continuing breaches of the Executive’s covenants as set forth in this Article 6.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

Article 7.  No Other Severance Benefits; Right to Other Plan Benefits

The Executive hereby covenants and agrees that all the amounts he may be entitled to in the event of termination of the Executive’s employment under circumstances entitling the Executive to benefits hereunder, shall be offset by any and all other amounts due to him from the Company or any Subsidiary for dismissal without cause, including, without limitation, any severance payments due in accordance with any applicable statute or statutes. Thus, any amounts that are paid to the Executive as a consequence of the change in control of the Company are not cumulative with other severance payments due to the Executive and shall be reduced by any local termination payments that may be due to him from the Company or any Subsidiary.  The Executive shall not be entitled to any other severance benefits except those provided by or pursuant to this Agreement, and the Executive hereby waives any claim against the Company or any of its Subsidiaries or affiliates for any additional severance benefits to which he might otherwise be entitled, including under any plan, program, policy or arrangement maintained by the Company or any of its Subsidiaries or affiliates.  Except as provided in this Article 7, nothing in this Agreement shall be construed as limiting in any way any rights or benefits that the Executive may have pursuant to the terms of any other plan, program, policy or arrangement maintained by the Company or any of its Subsidiaries or affiliates.

Article 8.  Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous negotiations, understandings or agreements between the parties or between the Executive and the Company or any of its Subsidiaries, whether written or oral, with respect to such subject matter, provided that (a) nothing herein shall limit or otherwise affect Sections 2-13 of the Confidentiality and Non-Compete Agreement dated February 1, 2014 between the Executive and Ingredion Germany GmbH (the “Ingredion Germany Agreement”) or Sections 7-10 of the Managing Director Service Agreement between the Executive and Ingredion Germany GmbH effective February 1, 2014, in each case, which sections shall continue in full force and effect in accordance with their respective terms, (b) notwithstanding any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior or contemporaneous agreement entered into by the Executive with the Company or any of its affiliates, and (c) no prior or contemporaneous restrictive covenant obligation you have to the Company or any of its affiliates supersedes or precludes the enforceability of any provision contained in this Agreement.  The Executive hereby acknowledges and agree that he is not entitled to any severance payment or other similar benefits under Section 6(B) of the Ingredion Germany Agreement or otherwise as a result of his transfer of employment to the Company).

Article 9.  Termination and Amendment; Successors; Binding Agreement

9.1                         This Agreement shall terminate on the close of business on the date preceding the one-year anniversary of the date of this Agreement; provided, however, that commencing on the annual anniversary of the date of this Agreement and each anniversary of the date of this Agreement thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least six (6) months prior to such anniversary date, the Company or the Executive shall have given notice to the other party, in accordance with Article 10, that this Agreement shall not be extended. This Agreement may be amended only by an instrument in writing signed by the Company and the Executive consistent with Article 10 hereof. Subject to Section 5.1, the Company expressly acknowledges that, during the term of this Agreement, the Executive shall have a binding and irrevocable right to the benefits set forth hereunder in the event of his termination of employment during a Protection Period to the extent provided in Section 2.1. Any purported amendment or termination of this Agreement by the Company, other than pursuant to the terms of this Section 9.1, shall be ineffective, and the Executive shall not lose any right hereunder by failing to contest such a purported amendment or termination.

9.2                         This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive and the Executive’s legal representatives. If the Executive should die while any amounts remain payable to him hereunder, all such amounts shall be paid to his designated beneficiary or, if there be no such beneficiary, to his estate.

9.3                         The Company expressly acknowledges and agrees that the Executive shall have a contractual right to the benefits provided hereunder, and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. If any dispute arises after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company.

9.4                         Subject to Section 5.1, the Company’s obligation to provide the benefits set forth in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or any Subsidiary may have against the Executive or anyone else, except as expressly set forth in this Agreement. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to Section 5.1 each and every payment made hereunder by the Company or any Subsidiary shall be final, and neither the Company nor any Subsidiary will seek to recover all or any portion of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

9.5  As used in this Agreement, “Company” shall mean the Company hereinbefore defined and any successor which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Article 10.  Notice

All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Executive:

Martin Sonntag

If to the Company:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, IL 60154

Attention: Senior Vice President — Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith.

Article 11.  Miscellaneous

No provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Executive and the Company’s Chief Executive Officer or such other officer as may be designated by the Board. No waiver by either party of any breach by the other party of, or compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to its principles of conflict of laws, and by applicable laws of the United States.  Nothing in this Agreement changes the at-will status of the Executive’s employment (except with respect to such notice requirements expressly set forth in Section 2.1(c) and (d) hereof).

Article 12.  Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

Article 13.  Legal Expenses; Dispute Resolution; Arbitration; Pre-Judgment Interest

13.1                  The Company shall promptly pay all legal fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement (including all fees and expenses, if any, incurred in seeking advice in connection therewith).

13.2                  If any dispute or controversy arises under or in connection with this Agreement, including without limitation any claim under any Federal, state or local law, rule, decision or order relating to employment or the fact or manner of its termination, the Company and the Executive shall attempt to resolve such dispute or controversy through good faith negotiations.

13.3                  If such parties fail to resolve such dispute or controversy within ninety days, such dispute or controversy shall, if the Executive so elects, be settled by arbitration, conducted before a panel of three arbitrators in Chicago, Illinois in accordance with the applicable rules and procedures of the Center for Public Resources then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. Costs of any arbitration, including, without limitation, reasonable attorneys’ fees of both parties, shall be borne by the Company.

13.4                  If such parties fail to resolve such dispute or controversy within ninety days and the Executive does not elect arbitration, legal proceedings may be instituted, in which event the Company shall be required to pay the Executive’s legal fees and related expenses to the extent set forth in Section 13.1 above.

13.5                  Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled, including medical and life insurance benefits, other than those specifically at issue in the arbitration or court proceeding and excluding long term disability benefits.

13.6                  If the Executive is awarded amounts pursuant to arbitration or court proceeding, the Company shall also pay pre-judgment interest on such amounts calculated at the Prime Rate (as defined below) in effect on the date of such payment. For purposes of this Agreement, the term “Prime Rate” shall mean the prime rate as published in the Wall Street Journal Midwest edition showing such rate in effect as of the first business day of each calendar quarter.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

/s/ Martin Sonntag
Martin Sonntag

Ingredion Incorporated

By:	/s/ Diane J. Frisch
Diane J. Frisch, Senior Vice President, Human Resources